Item 77K of ProFund Form N-SAR:


Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On March 15, 2007, the Board of Trustees of ProFunds Trust
(the Trust or Registrant), upon the recommendation of the Audit Committee of the Board of Trustees (the Audit Committee), determined not to retain Ernst & Young LLP (E&Y) and approved a change of the Trusts independent auditor to PricewaterhouseCoopers LLP (PWC) for the Money Market ProFund
(the ProFund). PWC has confirmed to the Audit Committee that they are independent auditors with respect to the ProFund. For the year ended December 31, 2006, and during the interim period commencing January 1, 2007 and ended March 15, 2007, E&Y served as the ProFunds independent auditor. During the ProFunds year ended December 31, 2006, E&Ys audit report concerning the ProFund contained no adverse opinion or disclaimer of opinion; nor was its report qualified or modified as to uncertainty, audit scope, or accounting principles.
Further, in connection with its audit for the year ended
December 31, 2006, and through March 15, 2007, there were no disagreements between the ProFund and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the ProFunds year ended December 31, 2006, and the interim period ended March 15, 2007, neither the Registrant nor anyone on its behalf consulted PWC concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a) (1) (v) of said Item 304).

The Registrant has requested E&Y to furnish it with a letter addressed to the Securities and Exchange Commission stating whether E&Y agrees with the statements contained above. A copy of the letter from E&Y to the Securities and Exchange
Commission is filed as an exhibit hereto.